Exhibit 10.21
ZIPRECRUITER, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD AND
RESTRICTED STOCK UNIT AGREEMENT
ZipRecruiter, Inc. (the “Company”), pursuant to its Amended and Restated 2014 Equity Incentive Plan (the “Plan”), pursuant to this Notice of Restricted Stock Unit Award (this “Notice of Grant”) grants to Participant an award of restricted stock units (“RSUs”) representing shares of the Company’s Common Stock (the “Shares”) subject to the terms and conditions of the Plan and the attached Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) under the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Stock Option Grant Notice (“Grant Notice”) and the Agreement.

Participant:	Ian Siegel
Grant Date:	April 19, 2021
Vesting Commencement Date:	N/A
Total Number of RSUs:	1,398,000
Expiration Date:	As described on Carta April 19, 2031
Vesting: The RSUs will be eligible to vest based on the achievement of Performance Milestones and a period of service as described below, while Participant remains the Chief Executive Officer of the Company and before the Expiration Date or earlier termination of the RSUs pursuant to the Plan or Agreement.
Performance Milestones: For so long as Participant continues to be the Chief Executive Officer of the Company through each applicable date, Participant is eligible to vest in the following tranches (each a “Tranche” and collectively the “Tranches”).
Tranche 1: If the Liquid Price Per Share is at least 2.7 times the Reference Price, 20% of the RSUs subject to this award will vest. Minimum Service period is through first anniversary of Grant Date.
Tranche 2: If the Liquid Price Per Share is at least 3.3 times the Reference Price, 20% of the RSUs subject to this award will vest. Minimum Service period is through second anniversary of Grant Date.
Tranche 3: If the Liquid Price Per Share is at least 4.1 times the Reference Price, 20% of the RSUs subject to this award will vest. Minimum Service period is through third anniversary of Grant Date.
Tranche 4: If the Liquid Price Per Share is at least 5.1 times the Reference Price, 20% of the RSUs subject to this award will vest. Minimum Service period is through fourth anniversary of Grant Date.
Tranche 5: If the Liquid Price Per Share is at least 6.3 times the Reference Price, 20% of the RSUs subject to this award will vest. Minimum Service period is through fifth anniversary of Grant Date.

The “Vesting Date” for each Tranche of the RSUs will be the later of the date on or before the Expiration Date upon which the Liquid Price Per Share has been achieved with respect to a Tranche of the RSUs (as to the number of Shares for which the Liquid Price Per Share has been achieved), and the applicable Minimum Service period for that Tranche has been completed, subject in all cases to Participant’s continuation as the Chief Executive Officer of the Company through such date. Vesting of the RSUs will be determined as a step function, meaning that there will be no interpolated or additional vesting to the extent of achievement of a Liquid Price Per Share that is in between the prices specified above.
“Reference Price” will be deemed to be $25.04 per share, as equitably adjusted for stock splits, stock dividends, stock combinations, reorganizations, recapitalizations or other events described in Section 8(a) of the Plan.
“Liquid Price Per Share” means a price per share achieved for the Company’s Common Stock in a Change in Control or following an IPO, determined as follows:
•    In the case of a Change in Control, the Liquid Price Per Share will be the amount per share distributable to holders of the Company’s Common Stock in the Change in Control; provided that (i) to the extent that any consideration is subjected to an escrow or holdback as security for indemnification obligations or purchase price obligations, up to 15% of the total proceeds of a Change in Control will be valued as though such consideration were paid at closing; and (ii) any non-cash transaction proceeds or other contingent proceeds will be valued at the value ascribed thereto in the Change in Control or, if not ascribed a value in such transaction, valued reasonably and in good faith by the Board of Directors, and without discounts for lack of marketability or liquidity in the case of consideration that consists of securities of a class that is publicly traded, notwithstanding that the securities received as consideration may not be freely traded as of the closing of the Change in Control.
•    In the case of an IPO, the Liquid Price Per Share will be based on the arithmetic average of the volume-weighted average closing price of the Company’s Class A Common Stock over any thirty (30)-trading-day-window period beginning on or after the day that the IPO closes.
The Board of Directors will determine whether and the extent to which the Liquid Price Per Share has been achieved based on the foregoing rules reasonably and in good faith.
“IPO” will be satisfied on the earliest to occur of: (a) the first trading day following the Company’s initial public offering or direct listing pursuant to an effective registration statement under the Securities Act covering the offer and sale of the Company’s equity securities (whether by the Company or any holders of the Company’s equity securities), as a result of or following which the Shares shall be publicly held, or (b) the consummation of a merger, acquisition or other business combination involving the Company and a publicly traded special purpose acquisition company (i.e., a company that has no commercial operations and that was formed to raise capital for the purpose of acquiring an existing company), that results in the operating business of the Company becoming a publicly traded company.
Minimum Service: The Minimum Service requirement will be satisfied for a Tranche on the applicable anniversary of the Grant Date, subject to Participant’s continuation as the Chief Executive Officer of the Company through such date. For clarity, if the Liquid Price Per Share for a Tranche is achieved prior to the date on which the Minimum Service requirement for that Tranche is met, the portion of the RSU for which the Liquid Price Per Share has been achieved will vest on the date on which the Minimum Service requirement is met. Notwithstanding the foregoing, the Minimum Service requirement shall be deemed satisfied with respect to all tranches of RSUs upon the occurrence of a Change in Control and with respect to the next Tranche to vest in time following the death or Disability of Participant.
Disability: means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
Settlement:
(a)    RSUs in respect of (i) an IPO shall be settled no later than March 15 of the calendar year following the calendar year in which such RSUs become vested or (ii) a Change in Control shall be settled not later than immediately prior to the consummation of the Change in Control. Settlement means the delivery of the Shares vested under an RSU. Settlement of RSUs shall be in Shares. Settlement of vested RSUs shall occur regardless of whether Participant is a Service Provider at the time of settlement. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Notice of Grant.
(b)    Participant understands that Participant’s employment or consulting relationship with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”) and that nothing in this Notice of Grant, the Agreement or the Plan changes the at-will nature of that relationship. Participant also understands that this Notice of Grant is subject to the terms and conditions of both the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Agreement and the Plan.
(c)    By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, the Notice of Grant, the Agreement, any disclosures provided pursuant to Rule 701, account statements or other communications or information) whether via the Company’s intranet or the internet site of another such third party or via email, or such other means of electronic delivery specified by the Company.
Termination:
(a)    The RSUs shall terminate on the Expiration Date or earlier, as provided in this paragraph. If Participant ceases to be the Chief Executive Officer for any reason, all RSUs for which vesting is no longer possible under the terms of this Notice of Grant and the Agreement shall be forfeited to the Company immediately, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether such Termination of Chief Executive Officer status has occurred, the Administrator shall have sole discretion to determine whether such Termination of Chief Executive Officer status has occurred and the effective date of such Termination of Chief Executive Officer status. All RSUs for which vesting is still possible will remain outstanding for the minimum amount of time necessary to determine whether such RSUs will vest.

(b)    By Participant’s and the Company’s acceptance hereof (in each case, whether written, electronic or otherwise), Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, this Notice of Grant and the Agreement.

EXHIBIT A
TO RESTRICTED STOCK UNIT AWARD NOTICE
RESTRICTED STOCK UNIT AGREEMENT
Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”), the Notice of Restricted Stock Unit Award (“Notice of Grant”) and this Restricted Stock Unit Agreement (this “RSU Agreement”). Unless otherwise defined herein or in the Notice of Grant, the terms defined in the Plan shall have the same defined meanings in this RSU Agreement.
1.    No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.
2.    Dividend Equivalents. Dividend equivalents, if any, shall not be credited to Participant in respect of Participant’s RSUs.
3.    No Transfer. The RSUs and any interest therein may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The terms of the Plan, the Notice of Grant and this RSU Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant. Further, until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or after the Administrator determines that it is, will, or may no longer be relying upon the exemption from registration of RSUs under the Exchange Act as set forth in Rule 12h-1(f) promulgated under the Exchange Act (the “Reliance End Date”), Participant shall not transfer these RSUs in any manner other than (i) to persons who are “family members” (as defined in Rule 701(c)(3) of the Securities Act) through gifts or domestic relations orders or (ii) to an executor or guardian of Participant upon the death or disability of Participant. Until the Reliance End Date, the RSUs may not be pledged, hypothecated or otherwise transferred or disposed of, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the Exchange Act, respectively), other than as permitted in clauses (i) and (ii) of this paragraph.
4.    Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice of Grant, this RSU Agreement and by the provisions of the Plan (incorporated herein by reference). Participant (i) acknowledges receipt of a copy of each of the foregoing documents, (ii) represents that Participant has carefully read and is familiar with their provisions and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.
5.    Limitations on Transfer of Stock. In addition to any other limitation on transfer created by applicable securities laws, Participant shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this RSU Agreement except with the Company’s prior written consent and in compliance with the Company’s Bylaws, the Company’s then-current Insider Trading Policy and applicable securities laws. The restrictions on transfer also include a prohibition on any short position, any “put equivalent position” or any “call equivalent position” by the RSU holder with respect to the RSU itself as well as any Shares issuable upon settlement of the RSU prior to the settlement thereof until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

6.    Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such shares or interest subject to the provisions of this RSU Agreement, including the transfer restrictions of Sections 3 and 5, and the transferee shall acknowledge such restrictions in writing. Any sale or transfer of the Shares shall be void unless the provisions of this RSU Agreement are satisfied.
7.    Withholding of Tax. When the RSUs are vested and/or settled, the fair market value of the Shares shall be treated as income subject to withholding by the Company for income and employment taxes if Participant is or was an employee of the Company. Prior to any relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to the Participant's participation in this Plan and legally applicable to the Participant (collectively, “Tax-Related Obligations”). In this regard, Participant authorizes the Company to withhold all applicable Tax-Related Obligations legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or a Parent or Subsidiary of the Company. With the Company’s consent, these arrangements may also include, if permissible under local law, (i) withholding Shares that otherwise would be issued to Participant when Participant’s RSUs are settled, (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf and Participant hereby authorizes such sales by this authorization), (iii) Participant’s payment of a cash amount or (iv) any other arrangement approved by the Company, all under such rules as may be established by the Administrator and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable, provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be through a mandatory sale under (ii) above. Depending on the withholding method, the Company and/or a Parent or Subsidiary of the Company may withhold or account for Tax-Related Obligations by considering up to the applicable maximum statutory withholding rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. In the case of withholding in Shares, the Company shall issue the net number of Shares to Participant by deducting the Shares retained for Tax-Related Obligations from the Shares issuable upon vesting. For tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Obligations.
8.    Code Section 409A. For purposes of this RSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Participant’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this RSU Agreement is ambiguous as to its exemption from or compliance with Section

409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent and, for any payments where such construction is not reasonable, that those payments comply with Section 409A. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
9.    U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon vesting and/or settlement of the RSUs and/or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition.
10.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Administrator may request of Participant for compliance with Applicable Laws) with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Common Stock may be listed or quoted at the time of such issuance or transfer. Participant may not be issued any Shares if such issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such Shares.
11.    Legend on Certificates. The certificates representing the Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, this RSU Agreement, the Company’s Bylaws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of the Common Stock are listed and any applicable state, Federal or foreign laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
12.    Successors and Assigns. The Company may assign any of its rights under this RSU Agreement. This RSU Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. This RSU Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.
13.    Entire Agreement; Severability. The Plan and Notice of Grant are incorporated herein by reference. The Plan, the Notice of Grant and this RSU Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including, without limitation, any commitment to make any other form of equity award (such as stock options) that may have been set forth in any employment offer letter or other agreement between the parties). If any provision of this RSU Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

14.    No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to cause Participant as a Service Provider, for any reason, with or without cause.
15.    Information to Participants. If the Company is relying on an exemption from registration under Section 12(h)-1 of the Exchange Act and such information is required to be provided by such Section 12(h)-1, the Company shall provide the information described in Rules 701(e)(3), (4) and (5) of the Securities Act by a method allowed under Section 12(h)-1 of the Exchange Act in accordance with Section 12(h)-1 of the Exchange Act, provided, that Participant agrees to keep the information confidential.
16.    Delivery of Documents and Notices. Any document relating to participating in the Plan and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this RSU Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery or deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address, if any, provided for Participant by the Company or at such other address as such party may designate in writing from time to time to the other party.
17.    Choice of Law and Venue. This RSU Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State. For purposes of any action, lawsuit or other proceedings brought to enforce this RSU Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Los Angeles County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this grant is made and/or to be performed.